Exhibit 10.1

March ___, 2021

PERSONAL AND CONFIDENTIAL

[Recipient]
c/o Extended Stay America, Inc.
c/o ESH Hospitality, Inc.
c/o ESA Management, LLC
11525 N. Community House Road, Suite 100
Charlotte, NC 28277

Dear [Recipient],

As you know, Extended Stay America, Inc., a Delaware corporation, and ESH Hospitality, Inc., a Delaware corporation (collectively, the “Company”), recently entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eagle Parent Holdings, L.P., a Delaware limited partnership, which, if completed, will result in the Company becoming an indirect wholly owned subsidiary of Eagle Parent Holdings, L.P. (such entity, “Parent”, and such transaction, the “Transaction”).  In light of the possibility that you will become entitled to payments and benefits that are contingent on the Transaction which are deemed “parachute payments” under Sections 280G and 4999 of the Internal Revenue Code, as amended (the “Code”), the Company has determined that it is in its best interests to ensure that you are protected against any excise tax that could be imposed under Section 4999 of the Code.

Accordingly, in the event that it is determined that the payments or benefits provided to you or for your benefit in connection with the Transaction by the Company, any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable (the “Total Payments”), constitute “parachute payments” under Sections 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (such excise tax referred to as the “Excise Tax”), then you will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all federal, state and local taxes, including any income tax, employment tax, Excise Tax or similar tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. The Gross-Up Payment described in this letter agreement will be payable by ESA Management, LLC to you, regardless of your employment status with the Company at the time that the Excise Tax, if any, arises. The Company and you hereby agree that [each of (i)] Section 13 of the Company’s Executive Severance Plan (as may be amended from time to time, the “Severance Plan”) [and (ii) the section titled “Section 280G Cutback” of your letter of continued employment, dated February 8, 2021, with the Company (as may be amended from time to time, the “Employment Letter”)] shall not apply to you or the Total Payments.

The Company shall retain nationally a recognized firm of certified public accountants (the “Accounting Firm”) to perform a golden parachute analysis (such analysis, the “280G Analysis”) relating to the Transaction, and you shall fully cooperate with said Accounting Firm in connection with the preparation of the 280G Analysis. You acknowledge that the Company shall use commercially reasonable efforts to implement strategies to reduce the amount of any potential parachute payments including valuing existing non-compete covenants in effect as of the date hereof.  All determinations required to be made under this letter agreement, including whether you are required to pay an Excise Tax and the amount of such Excise Tax and the related Gross-Up Payment, will be made by the Accounting Firm.  If the Accounting Firm determines that any Excise Tax is payable, ESA Management, LLC will be required to make the Gross-Up Payment, less all amounts withheld in respect of the Gross-Up Payment as required by applicable law.  All fees and expenses of the Accounting Firm will be paid by the Company in connection with the calculations required by this letter agreement.

Any payment or reimbursement under this letter agreement, including, to the extent required, a Gross-Up Payment, will be made by ESA Management, LLC no later than the end of your taxable year in which the Excise Tax or other related tax is remitted to the Internal Revenue Service.

In the event of any underpayment or overpayment under this Agreement as determined by the Company’s independent auditors (or such other firm as may have been designated in accordance with the preceding paragraph), the amount of such underpayment or overpayment shall forthwith be paid to the Executive or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

In exchange for the Gross-Up Payment being provided you in this letter agreement, as applicable, and for other good and valuable consideration, you hereby agree that the consummation of the transactions contemplated by the Merger Agreement, and any changes or modifications to your authority, duties and/or responsibilities which arise solely as a result of the Company ceasing to be a publicly-held company or becoming a subsidiary of Parent in connection with the consummation of the transactions contemplated by the Merger Agreement, will not, in and of itself, constitute a “material diminution in [your] authority, duties or responsibilities” (and, therefore, will not constitute “Good Reason”) under the Severance Plan.

If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter agreement will continue in full force and effect without said provision.

This letter agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. This letter agreement constitutes an amendment to [each of] the Severance Plan as it relates to you [and the Employment Letter], to the extent set forth herein.

No amendment, modification, or waiver of this letter agreement will be effective unless in writing as agreed by the Company and you.  For the purposes of this letter agreement, Company will mean the Company and any of its successors or assigns.

For the avoidance of doubt, the effectiveness of this letter agreement is subject to and conditioned upon the closing of the Transaction.  If the closing of the Transaction does not occur or the Merger Agreement is terminated in accordance with its terms, this letter agreement shall be null and void ab initio and of no force and effect.

This letter agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

This letter agreement will be governed by and construed in accordance with the laws of the State of North Carolina.

We thank you for the service that you have rendered in the past and look forward to your continued contribution to the success of the Company.  If you have any questions regarding the foregoing, please contact Christopher Dekle at cdekle@extendedstay.com.  Please acknowledge your acceptance of the terms of this letter agreement and return it to me as soon as possible.

Sincerely,

EXTENDED STAY AMERICA, INC.

Name:
Title:

ESH HOSPITALITY, INC.

Name:
Title:

ESA MANAGEMENT, LLC

Name:
Title:

Acknowledged and agreed:

Date: